Exhibit 99.h(2)(v)

AGREEMENT

AGREEMENT made this 18th day of December 1996 between Dean Witter Reynolds Inc., a corporation organized under the laws of the State of Delaware (the “Broke”), and Compass Capital Group, Inc. a corporation organized under the laws of the State of Delaware (“Compass”).

WITNESSETH

WHEREAS, the Broker is a securities firm registered under the Securities Exchange Act of 1934, as amended to date, engaged in the business of selling shares of investment companies (“Investment Companies”) registered under the Investment Company Act of 1940, as amended to date (the “1940 Act”); and

WHEREAS, Compass is engaged in the business of rendering administration services to Investment Companies (all such Investment Companies being referred to herein as the “Funds”); and

WHEREAS, the Broker and Compass wish to enter into an agreement with each other as a precondition or additional condition to the Broker distributing or selling, or continuing to distribute or sell, any of the Funds.

NOW THEREFORE, the parties agree as follows:

1.           Compass agrees not to contact any account executives or other personnel of the Broker in writing, by telephone, in person or by any other means or to provide such account executives or any other personnel of the Broker with any written materials for the purpose of soliciting and promoting the sale of any shares of the Funds (i.e., wholesaling activities) unless approved by a branch manager (upon whose approval you may rely), a Regional Sales Manager, a Senior Vice President or any higher ranking officer of the Broker unless otherwise advised by an officer of the External Mutual Funds Department. All regional or national marketing efforts must be coordinated with and reviewed by the appropriate Regional Sales Manager and/or an officer of the External Mutual Funds Department. This provision is not intended to prohibit contacts related to client servicing requirements in the normal course of business, including routine mailings to the Broker’s employees and registered representatives of other broker/dealers regarding developments related to specific Funds, such as dividend changes, meetings of shareholders, as well as routine mailings to the Broker’s employees and registered representatives of other broker/dealers regarding the objectives, characteristics and performance of specific Funds or to prohibit contacts related to requirements of the 1940 Act or other applicable law, as long as, in each case, the intent is to inform rather than to solicit new business. Information sent from Compass regarding new or existing Funds, as long as it is not part of a promotional effort, will not be considered solicitation of new business. Any promotional or marketing efforts for an existing Fund and all marketing efforts related to the introduction of a new or additional Fund (consistent with clause 3) may not be undertaken without the prior written consent of a Senior Vice President or higher ranking officer of the Broker. Copies of all such mailings to the Broker’s employees will be sent to R. Michael Silvestro, External Mutual Funds Marketing, at Two World Trade Center, 69th Floor, New York, NY 10048.

2.           Compass agrees not to directly or indirectly contact in writing, by telephone, in person or by any other means any customers of the Broker (including employees of the Broker) who have purchased shares of any of the Funds through the Broker in connection with the potential purchase of shares of any additional Fund without the prior written consent of a Senior Vice President or higher ranking officer of the Broker. This provision is not intended to prohibit contacts related to client servicing requirements in the normal course of business, including materials that are routinely included in and with account statements, confirmations, annual and semi-annual reports, year-end tax reports, and dividend payments sent to all shareholders of any Funds, or to prohibit contacts related to requirements of the 1940 Act or other applicable law, as long as, in each case, the intent is to inform investors rather than to solicit new business. Information sent from Compass regarding new or existing Funds, as long as it is not part of a promotional effort, will not be considered solicitation of new business. Copies of all such mailings to the Broker’s customers will be sent to R. Michael Silvestro, External Mutual Funds Marketing, at Two World Trade Center, 69th Floor, New York, NY 10048.

3.           Compass will not sell any shares of additional Funds through the Broker (other than those currently covered by the Dealer Agreement) pursuant to any dealer agreement between the Broker and the Funds’ distributor without the prior written consent of a Senior Vice President or higher ranking officer of the Broker. This is not intended to prohibit dividend reinvestment, exchanges or direct investments into any additional Funds initiated by customers or employees of the Broker who are already shareowners in Funds.

4.           The names and addresses and other information concerning customers of the Broker are and shall remain sole property of the Broker, provided such information is supplied by the Broker or by its customers with regard to such customers’ accounts with the Broker. Compass will not communicate the names, addresses and other information concerning customers of the Broker who have purchased shares of any of the Funds through the Broker to any third party unless required to do so by statute, regulation or process of a court of competent jurisdiction; Compass agrees to notify the Broker of any such compelled disclosure within ten (10) days of the disclosure, provided such notice is possible and practical within ten (10) days of the disclosure. This prohibition is not intended to preclude the use of such list by outside vendors, including affiliates of Compass, on behalf of Compass for the purpose of servicing or locating shareholder accounts.

5.           The parties to this Agreement acknowledge that a breach of clause 2 and/or 4 will affect the Broker; specifically, direct sales initiated willfully by Compass to customers of the Broker and any direct sales to these customers by a third party who has obtained such customer list from Compass constitute a material breach of clause 2 and/or 4 (subject to the exceptions noted in clause 6 below) and may damage the Broker in a significant manner. In the event Compass or any successor entity or person under the control of Compass violates clause 2 and/or 4 of this Agreement, Compass or its successor will be liable to pay out of its assets an amount the arbitrators referred to in clause 14 below determine to be fair and reasonable under the circumstances.

6.           Any unintentional or immaterial or accidental breach of the terms of this Agreement on the part of Compass shall not constitute a violation of the terms of this Agreement for the purposes of clause 5 hereof or otherwise. Notwithstanding the foregoing, Compass agrees that Broker may be entitled to equitable relief to limit or stop any injury to the Broker. Without limiting the generality of the foregoing, contacting a person or entity whom Compass does not know to be a customer of the Broker or who is also a customer of other brokers shall not be a breach of this Agreement.

7.           The provisions of this Agreement pertaining to Broker employees shall not apply to any person once such person is no longer associated with the Broker. The provisions of this Agreement pertaining to customers of the Broker shall not apply to any customer who has requested that the “Broker of Record” on their account(s) be changed to another broker/dealer or to “No Dealer of Record.”

8.           The term Compass as used in this Agreement shall include Compass and any successor entity thereto and any “affiliated persons”, as defined in the 1940 Act, of Compass or any successor entity thereto, other than the Funds.

9.           This Agreement shall survive the termination of any selling, distribution, underwriting or service agreement to which the Broker and Compass are both parties and is intended to supersede or modify any contrary provision set forth in any such agreement. No provision of this Agreement shall limit the right of the Broker or Compass to terminate any selling, distribution, or service underwriting agreement to which the Broker and Compass are both parties. The rights of the Broker and Compass under this Agreement are in addition to any rights that the Broker and Compass may have under any applicable law.

10.           This Agreement may be terminated by either party on 90 days’ written notice to the other party; provided, however, that if this Agreement is terminated by Compass, the provisions of clauses 2, 4, 5, 6 and 7 shall continue in effect for a period of five years from the date hereof.

11.           This Agreement may be amended or modified only by a further written agreement between the parties hereto.

12.           If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

13.           This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute both one and the same instrument.

14.           In the event a dispute arises between Compass and the Broker about any of the terms of this Agreement, the parties agree to submit the dispute to arbitration before the New York Stock Exchange, National Association of Securities Dealers, Inc. or the American Arbitration Association at the option of the party alleged to have breached the Agreement. Broker’s application to a court of law for an injunction or temporary restraining notice will not constitute a waiver by Broker of its right to arbitration as set forth in this paragraph. Judgment on the arbitration award may be entered in any state or federal court having jurisdiction.

15.           The Broker and Compass mutually warrant that each will keep this Agreement confidential, except that Compass shall make this agreement available to the distributor of its Funds, Compass Distributors, Inc. In the event the Broker or Compass is required by law, regulation, rule or process of a court of competent jurisdiction to disclose confidential information about the Agreement to any third party, each agree to promptly notify the other party and cooperate in the event a protective order or other similar remedy is sought.

16.           This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

DEAN WITTER REYNOLDS INC.
Two World Trade Center
New York, NY 10048

By:	/s/ Richard M. DeMartini
	Name:	Richard M. DeMartini
	Title:	President and Chief Operating Officer, Dean Witter Capital

COMPASS CAPITAL GROUP, INC.
345 Park Avenue
New York, NY 10154

By:	/s/ Karen H. Sabath
	Name:	Karen H. Sabath
	Title:	President

AMENDMENT TO BROKER-DEALER AGREEMENT

WHEREAS, Morgan Stanley DW Inc., formerly Dean Witter Reynolds, Inc., (“Morgan Stanley”) and BlackRock Distributors, Inc. (“Fund Party”) entered into a Broker-Dealer Agreement (the “Agreement”) dated as of December 18, 1996;

WHEREAS, the parties to Agreement agree to amend the Agreement to include Morgan Stanley & Co. as a party;

WHEREAS, Fund Party serves as the principal underwriter/distributor of the BlackRock open-end funds. As used herein, the term “Fund” or “Funds” refers to each such open-end fund except for the investment portfolios of (i) BlackRock Liquidity Funds, (ii) Merrill Lynch Funds for Institutions Series, (iii) FDP Series, Inc. and (iv) Managed Account Series;

WHEREAS, Morgan Stanley wishes to offer shares of the Funds through one or more fee-based advisory accounts that it makes available to clients (the “Accounts”):

WHEREAS, Morgan Stanley has requested that Fund Party waive the minimum amounts required for initial and subsequent purchase payments for purchases made through the Accounts.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.
            Fund Party agrees that Morgan Stanley may offer the Class A shares of the Funds to clients who purchase the Funds through an Account, and that such purchases are eligible to be made at net asset value under the terms of each Fund’s current prospectus.

2.	Fund Party agrees that the minimum amounts disclosed in the prospectus for initial and subsequent purchases will not apply to purchases by Morgan Stanley clients through one of the Accounts.

3.	All other provisions of the Agreement shall remain in full force and effect.

4.	This Amendment shall be effective as of December 12, 2006.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by their duly authorized officer.

MORGAN STANLEY DW INC.

By:	/s/ Richard DeSalvo	Date:	December 12, 2006
Name:	Richard DeSalvo
Title:	Managing Director

BLACKROCK DISTRIBUTORS, INC.

By:	/s/ BRUNO DI STEFANO	Date:	1-4-07
Name:	BRUNO DI STEFANO
Title:	VP

Acknowledged by:
MORGAN STANLEY & CO.

By:	/s/ William Seugling	Date:	December 12, 2006
Name:	William Seugling
Title:	Managing Director

September 11, 2008

Re:               Amendment to Agreement(s)

Dear Sir or Madam:

Currently, your firm has an agreement (“Agreement” or “Agreement(s)”) with BlackRock Distributors, Inc. (“BDI”) and/or BlackRock Advisors, LLC relating to sales of the BlackRock open-end mutual funds pursuant to which you may provide one or more of the following types of services under the Agreement: general shareholder liaison, distribution and sales support, distribution and marketing support, operational and/or recordkeeping services, networking services and/or sub-accounting services with respect to certain BlackRock open-end mutual funds (collectively, the “Funds”) in return for certain payments.

Effective as of October 1, 2008, BlackRock Investments, Inc. (“BII”) will replace BDI as distributor to the Funds. Therefore, we are proposing that your Agreement(s) be amended to replace BDI with BII.

In addition this letter confirms that, under the terms of the applicable prospectuses and 12b-1 Plans for the Funds underwritten by BII, and consistent with BII’s course of dealing with your firm and pursuant to such Agreement(s), any Rule 12b-1 fees that BII may pay to your firm pursuant to the terms of your Agreement(s) will only derive from Rule 12b-1 fees actually received by BII from the applicable Fund, and, consistent with guidelines from the Financial Industry Regulatory Authority, Inc. and the Securities and Exchange Commission, any Rule 12b-1 and/or service fees are not payable by BII to your firm unless and until received by the applicable Fund.

This letter also confirms that once BII receives such service and 12b-1 fees from the applicable Fund, commissions or other payments will be paid to your firm in the same manner and time frame to which your firm is accustomed to receiving such fees (so long as such fees are included under the terms of your Agreement(s)).

We are hereby notifying your firm of our intent to revise our existing agreement to replace BDI with BII and to add in additional language regarding the preceding paragraph. While we also ask that you indicate acceptance of the amendment to the Agreement(s) by signing, dating and returning to us a copy of the attached Amendment, any transaction you submit to us on or after October 1, 2008 will be deemed to evidence your firm’s consent to this revision to our existing Agreement(s).

40 East 52nd  Street
New York, NY 10022
Tel 212.810.5300
www.blackrock.com

If you object to the Amendment, please contact Megan Rose Lynch at 212-810-5890 immediately. If we do not hear from you within ten (10) days from the date of this letter, we will assume that you do not have any objections to the Amendment.

Please sign and date the Amendment and mail it to:

BlackRock Investments, Inc.
40 East 52 nd  Street
New York, NY 10022
Attn: Megan Rose Lynch

We appreciate your cooperation.

Sincerely,

/s/ Don Burke
Don Burke
Managing Director
BlackRock

Amendment to Agreement (s)

You (“Service Organization”) have entered into one or more agreements (“Agreement” or “Agreement(s)”) with BlackRock Distributors, Inc. (“BDI”) and/or BlackRock Advisors, LLC relating to sales of the BlackRock open-end mutual funds pursuant to which you may provide one or more of the following types of services under the terms of your Agreement(s): general shareholder liaison, distribution and sales support, distribution and marketing support, operational and/or recordkeeping services, networking services and/or sub-accounting services in return for certain payments. The parties to the Agreement(s) hereby agree that effective as of October 1, 2008, each such Agreement is hereby amended to indicate that BlackRock Investments, Inc. (“BII”) shall replace BDI as a contracting party, and each reference to BDI in the Agreement shall be replaced with a reference to BII. Service Organization hereby consents to BII succeeding to all of BDI’s rights, obligations, interests and liabilities under the Agreements and to the substitution in all respects of BII for BDI as a party to the Agreements.

The parties to the Agreement(s) agree that, under the terms of the Prospectuses and 12b-1 Plans for the Funds underwritten by BII and consistent with BII’s course of dealing with your firm and pursuant to such Agreement(s), any Rule 12b-1 fees that BII may pay to your firm in connection with distribution and/or shareholder services and pursuant to the terms of your firm’s Agreement(s), if applicable, will only derive from Rule 12b-1 fees actually received by BII from the applicable Fund, and consistent with guidelines from the Financial Industry Regulatory Authority, Inc. and the Securities and Exchange Commission, any Rule 12b-1 and/or service fees are not payable by BII to your firm unless and until received by the applicable Fund.

This amendment confirms that once BII receives such service and/or 12b-1 fees from the applicable Fund, commissions or other payments will be paid to your firm in the same manner and time frame to which your firm is accustomed to receiving such fees (so long as such fees are included under the terms of your Agreement(s)).

*************

To the extent that provisions of the Agreement(s) and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement(s) shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects as amended hereby.

Agreed and Accepted:

Firm Name:		BlackRock Investments, Inc.

Signature:		Signature:

Name:		Name:

Title:		Title:

Dated:	, 2008	Dated:	, 2008

BlackRock Distributors, Inc.

Signature:

Name:

Title:

Dated:	, 2008

THIRD AMENDMENT TO BROKER-DEALER AGREEMENT

WHEREAS, Morgan Stanley & Co., Inc., Morgan Stanley DW Inc., (“Morgan Stanley”) and BlackRock Investments, Inc. which replaced BlackRock Distributors, Inc. (“Fund Party”) entered into a Broker-Dealer Agreement, as amended (the “Agreement”) effective as of December 18, 1996;

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.   Fund Party agrees that Morgan Stanley may offer the Institutional shares of the Funds to clients who purchase the Funds, and that such purchases are eligible to be made at net asset value under the terms of each Fund’s current prospectus.

2. All references to Investor A shares shall include Institutional shares.

3. All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by their duly authorized officer.

MORGAN STANLEY DW INC.

By:	Date:
Name:
Title:

BLACKROCK INVESTMENTS, INC.

By:	Date:
Name:
Title:

Acknowledged by:
MORGAN STANLEY & CO.

By:	Date:
Name:
Title:

FOURTH AMENDMENT TO BROKER-DEALER AGREEMENT

WHEREAS, Morgan Stanley DW Inc., the predecessor entity to Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and BlackRock Distributors, Inc. (“BDI”), the predecessor entity to BlackRock Investments, Inc. (“Fund Party”) entered into a Broker-Dealer Agreement (the “Agreement”) dated as of December 18, 1996, as amended;

WHEREAS, the parties to the Agreement agree to amend the Agreement to replace BDI as a party to the agreement, as of October 1, 2008, with the successor distributor, BlackRock Investments, Inc., (“BII”);

WHEREAS, Fund Party serves as the principal underwriter/distributor of the BlackRock open-end funds and BlackRock closed-end funds.

WHEREAS, Morgan Stanley offers shares of the open-end mutual funds distributed by BII through one or more accounts that it makes available to clients;

WHEREAS, the parties agree to amend the Agreement so that it applies to the sale of shares of certain BlackRock closed-end investment companies;

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

In accordance with the foregoing, this letter agreement hereby amends, modifies and supplements the Agreement in the manner set forth below:

1) Amendment of Certain Terms used in the Agreement.

a)	The parties agree to amend the following terms:

i)
The term “Fund” or “Funds” refers to certain closed-end investment companies and certain open-end investment companies except for the investment portfolios of (i) BlackRock Liquidity Funds, (ii) Merrill Lynch Funds for Institutions Series, (iii) FDP Series, Inc. and (iv) Managed Account Series;

ii)	The defined term “NASD” as used throughout the Agreement shall be construed to include its successor, the Financial Industry Regulatory Authority and any subsequent successor agency.

2) Substitution and Assignment of Parties.

a)	The parties agree that BII has assumed all of BlackRock Distributors, Inc.’s rights, obligations and duties under the terms of the Agreement.

b)
The parties agree that Morgan Stanley & Co. Incorporated has assumed all of Morgan Stanley DW Inc.’s rights, obligations and duties under the terms of the Agreement. All references in the Agreement to Morgan Stanley shall refer to Morgan Stanley & Co. Incorporated.

3) Additional Items Specific to Closed-End Investment Companies.

i)	The following shall be added as Section 17 to the Agreement:

Repurchase of Closed-End Investment Company Shares. Morgan Stanley expressly acknowledges and understands that shares of any closed-end Fund will not be repurchased by either the respective closed-end Fund (other than through repurchase offers, tender offers or open-market purchases initiated by the respective closed-end Fund from time to time, if any) or BII, and that unless listed on a stock exchange, no secondary market for the shares of any such closed-end Fund exists currently or is expected to develop. Morgan Stanley also expressly acknowledges and agrees that, in the event

Morgan Stanley’s customer cancels their order for such shares after confirmation, such shares may not be repurchased, remarketed or otherwise disposed of by or through BII. Any representation as to a repurchase offer or a tender offer by a closed-end Fund, other than that which is set forth in its then current Prospectus or the repurchase offer notice, is expressly prohibited.

ii)	The following shall be added as Section 18 to the Agreement:

Repurchase Offer Notice. In connection with any tender offer or repurchase offer for shares of closed-end Funds, Morgan Stanley agrees to deliver or cause to be delivered to each person to whom any such offer is made, a copy of the repurchase offer notice provided by the respective Fund.

4)	All other provisions of the Agreement shall remain in full force and effect.

5)	This Amendment shall be effective as of January 1, 2009.

6)	The validity, interpretation, construction and performance of this Fourth Amendment to the Agreement shall be governed by the laws of the State of New York.

7)
This amendment may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

Please confirm your acknowledgment of, and consent to, the terms of this amendment of the Agreement as described above by signing and returning a copy of this letter to the undersigned.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by their duly authorized officer.

MORGAN STANLEY & CO. INCORPORATED

By:		Date:
Name:	Michael McGrath
Title:	Managing Director

BLACKROCK INVESTMENTS, INC.

By:		Date:
Name:	Anne Ackerley
Title:	Managing Director